RSM BG  S.A.S.
Carrera 27 # 36-14 Of. 325Centro Empresarial Sura Bucaramanga – Colombia
T: + 57 T +57 (7) 6577704 |  W: www.rsmcolombia.com

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Regulation A Offering Statement (Form 1A/A) of our Independent Auditor´s report dated October 9, 2019, relating to the financial statements of COSECHEMOS YA S.A.S. as of December 31, 2018 and 2017, which is part of this Offering Statement.

By: Luis Evaristo Ardila Chacón
      Partner
Carrera 27 No. 36 – 14 Oficina 325, Bucaramanga - Colombia
November 21, 2019

THE POWER OF BEING UNDERSTOOD
AUDIT | TAX | CONSULTING
RSM BG SAS es parte de RSM COLOMBIA SAS. RSM COLOMBIA SAS es miembro de la red RSM y ejerce como RSM. RSM es el nombre comercial utilizado por los miembros de la red RSM. Cada miembro de la red RSM es una firma con contabilidad y servicios independientes, cada una de las cuales es autónoma. La red RSM no es en sí es una entidad legal separada. La red RSM es administrada por RSM International Limited compañía registrada en Inglaterra y Gales (empresa número 4.040.598) con domicilio social 50 Cannon Street, London, EC4N6JJ, United  Kingdom. La marca RSM y otros derechos de propiedad intelectual utilizados por los miembros de la red son propiedad de RSM International Association, asociación regida por el artículo 60 y siguientes del Código Civil de Suiza cuya sede se encuentra en Zug.